Exhibit 99.1

Rigel Announces Second Quarter 2013 Financial Results

SOUTH SAN FRANCISCO, Calif. — August 6, 2013 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the second quarter and six months ended June 30, 2013.

For the second quarter of 2013, Rigel reported a net loss of $22.8 million, or $0.26 per share, compared to a net loss of $24.7 million, or $0.35 per share, in the same period of 2012. Weighted average shares outstanding for the second quarters of 2013 and 2012 were 87.1 million and 71.5 million, respectively.

Contract revenue from collaborations in the second quarter of 2013 was comprised of a $1.4 million payment from Daiichi Sankyo for an investigational new drug application filing for an oncology compound. Contract revenue from collaborations in the second quarter of 2012 was comprised of a $1.0 million upfront payment from AstraZeneca AB pursuant to the worldwide license agreement for R256, a potential treatment for moderate to severe chronic asthma, as well as a payment of $500,000 from BerGenBio AS related to the oncology program out-licensed from Rigel in 2011.

Rigel reported total operating expenses of approximately $24.3 million in the second quarter of 2013, compared to approximately $26.4 million for the same period in 2012. The decrease in operating expenses was primarily due to the decrease in stock-based compensation expense, as well as a decrease in personnel costs related to bonus compensation expense. Stock-based compensation expense decreased from approximately $3.0 million in the second quarter of 2012 to approximately $1.7 million in the second quarter of 2013 primarily because the majority of options granted in 2013 have a longer vesting period and a lower valuation as compared to options granted in the same period of 2012.

For the six months ended June 30, 2013, Rigel reported a net loss of $48.3 million, or $0.55 per basic and diluted share, compared to a net loss of $47.9 million, or $0.67 per basic and diluted share, for the same period of 2012.

As of June 30, 2013, Rigel had cash, cash equivalents and available for sale securities of $251.6 million, compared to $298.2 million as of December 31, 2012.  Rigel expects to end 2013 with cash and investments in excess of $200.0 million, which is expected to be sufficient to fund operations into 2015.

“This quarter we expect to announce a decision about our future plans for fostamatanib as well as the results of our Phase 2 study with R343 in allergic asthma,” said James M. Gower, chairman and chief executive officer of Rigel.  “We also expect to report Phase 2 data with R333 in discoid lupus later in the fall.”

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders.  Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. The Company currently has six product candidates in clinical development: fostamatinib, an oral SYK inhibitor having shown efficacy in certain advanced clinical trials for immune disorders; R343, an inhaled SYK inhibitor for asthma, R333, a topical JAK/SYK inhibitor for discoid lupus, and R348, a topical JAK/SYK inhibitor for chronic dry eye — all in Phase 2 clinical trials; and two oncology product candidates in Phase 1 development with partners BerGenBio and Daiichi Sankyo.

This press release contains “forward-looking” statements, including, without limitation, statements related to the further development of certain drug candidates, including to the future plans with respect to fostamatanib and the timing of announcement of those plans and the results of certain studies, and the sufficiency of our funds and the timing of our cash.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “expect,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates and our need for additional capital in the future to sufficiently fund our operations and research, the uncertain timing of completion of and the success of clinical trials and the potential problems that may arise in the clinical development process, and that our corporate collaborations or license agreements may be unsuccessful, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the three months ended March 31, 2013. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

###

Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

RIGEL PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)
Revenues:
Contract revenues	$1,400	$1,500	$1,400	$2,250

Operating expenses:
Research and development (see Note A)	19,393	20,924	39,708	38,828
General and administrative (see Note A)	4,892	5,458	10,287	11,614
Total operating expenses	24,285	26,382	49,995	50,442

Loss from operations	(22,885)	(24,882)	(48,595)	(48,192)
Interest income, net	117	144	253	280

Net loss	$(22,768)	$(24,738)	$(48,342)	$(47,912)

Net loss per share, basic and diluted	$(0.26)	$(0.35)	$(0.55)	$(0.67)

Weighted-average shares used in computing net loss per share, basic and diluted	87,147	71,458	87,144	71,440

Note A

Stock-based compensation expense included in:
Research and development	$1,002	$1,636	$2,025	$3,348
General and administrative	745	1,375	1,515	2,761
	$1,747	$3,011	$3,540	$6,109

SUMMARY BALANCE SHEET DATA
(in thousands)

	June 30,	December 31,
	2013	2012 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$251,641	$298,241
Total assets	261,674	310,043
Stockholders’ equity	245,051	289,096

(1)  Derived from audited financial statements